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                                                                  Exhibit 4(d)
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                           PLC CAPITAL L.L.C.


                   LIMITED LIABILITY COMPANY AGREEMENT


                          Dated March 24, 1994


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                   LIMITED LIABILITY COMPANY AGREEMENT


            THIS LIMITED LIABILITY COMPANY AGREEMENT of PLC CAPITAL L.L.C. (the "Company"), dated March 24, 1994, is entered into by and among Protective Life Corporation, a Delaware corporation
("Protective"), and Protective LLC Holding, Inc., a Delaware corporation, and those other Persons who become Members of the Company from time to time, as hereinafter provided.


            In consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto do hereby agree as follows:


                                ARTICLE I

                               DEFINITIONS

            Capitalized terms used in this Agreement shall have the meanings set forth below or in the Section of this Agreement referred to below:

            "ACCOUNTING PERIOD" shall mean the period beginning on the day following any Adjustment Date (or, in the case of the first
Accounting Period, beginning on the date of formation of the Company) and ending on the next succeeding Adjustment Date.

            "ACT" shall mean the Delaware Limited Liability Company Act, Del. Code Ann. tit. 6 18-101 et seq. (as from time to time amended and including any successor statute of similar import).

            "ACTION" shall have the meaning set forth in Section 3.4.

            "ADJUSTMENT DATE" shall mean any of (a) the last day of each Fiscal Year, (b) the day before the date of admission of any additional Member, (c) the day before the date any Capital Contribution is made or deemed to be made, (d) the day before the date a Member ceases to be a member of the Company, (e) the record date of any distribution by the Company, or (f) any other date determined by the Class A Interest Holder as appropriate for a closing of the Company's books.

            "AFFILIATE" shall mean, with respect to any Person, any Person directly or indirectly controlled by or controlling or under common control with such Person (or any successor to any of the foregoing). For the purpose of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have the meanings correlative to the foregoing.

            "AGREEMENT" shall mean this Limited Liability Company
Agreement of the Company, as it may be amended, restated or supplemented from time to time as herein provided.

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            "AVAILABLE CASH" shall mean the excess of (a) the cash and short-term investments of the Company over (b) the aggregate of any reserves established from time to time.

            "CAPITAL ACCOUNT" shall have the meaning set forth in
Section 3.6.

            "CAPITAL CONTRIBUTIONS" shall mean the total amount of cash and other property contributed to the Company by the Members pursuant to
Article III of this Agreement and, in the case of the Class A Interest Holder the Class B Interest Holder, Section 6.2, as initial Capital Contributions or additional Capital Contributions.

            "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor act thereto, and, to the extent applicable, any Treasury Regulations promulgated thereunder.

            "CLASS A INTEREST" shall mean the limited liability company interests of Protective, as Class A Interest Holder, in the profits and losses of the Company and its right to receive distributions of the Company's assets.

            "CLASS B INTEREST" shall mean the limited liability company interests of Protective LLC Holding, Inc., as Class B Interest Holder, in and to the profits and losses of the Company and its right to receive distributions of the Company's assets.

            "COMMON INTERESTS" shall mean the Class A Interest and the Class B Interest.

            "COMPANY" shall mean the limited liability company hereby established in accordance with this Agreement by the parties hereto, as such limited liability company may from time to time be constituted.

            "COVERED PERSON" shall mean any Member, any Affiliate of a Member or any officers, directors, shareholders, partners, employees, representatives or agents of a Member or their respective Affiliates, or any employee or agent of the Company or its Affiliates.

            "DELAWARE CERTIFICATE" shall mean the Certificate of Formation of the Company as provided for pursuant to the Act, as originally filed with the office of the Secretary of State of the State of Delaware, as amended and restated from time to time as herein provided.

            "EFFECTIVE DATE" shall have the meaning set forth in Section
2.5.

            "FISCAL YEAR" shall mean the period beginning the Effective Date and ending December 31, 1994 and thereafter shall mean the annual period beginning each January 1 and ending the following December 31. The Company shall have the same fiscal year for financial accounting purposes and United States Federal income tax, except as otherwise required by the Code.

            "HOLDER" shall mean, as of any date, in the case of (a) the Class A Interest, Protective, (b) the Class B Interest, Protective LLC Holding, Inc. and (c) any Preferred Security, the Person in whose name the interest in and to the profits and losses of the Company and right to receive distributions of the Company's assets established pursuant to the Action or Actions relating to such Preferred Security is registered on the Register.

                                  2
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            "INDEMNIFIED PERSON" shall mean the Class A Interest Holder, any Affiliate of the Class A Interest Holder or any officers, directors, shareholders, partners, employees, representatives or agents of the Class A Interest Holder, or any employee or agent of the Company or its Affiliates.

            "LIQUIDATION PREFERENCE" shall mean, with respect to any Preferred Security, the liquidation preference for such security pursuant to the Action or Actions establishing such Preferred Security pursuant to Section 3.4.

            "MEMBER" shall mean, as of any date, any Person who has (i) been admitted as a member of the Company pursuant to Section 3.1 of this Agreement and (ii) has not ceased to be a member of the Company pursuant to Section 3.2.

            "NET PROFITS" or "NET LOSSES" shall mean, for any Accounting Period, the net profits or net losses, as the case may be, of the Company for such Accounting Period, determined on the accrual basis method of accounting in accordance with generally accepted accounting principles.

            "OUTSTANDING" means, when used with respect to any series of Preferred Securities as of any date, the Preferred Securities of such series theretofore executed and delivered by the Class A Interest Holder on behalf of the Company pursuant to this Agreement except:

           (i) Preferred Securities theretofore cancelled by the Registrar or delivered to the Registrar for cancellation as permitted by the Action relating to such series;

          (ii) Preferred Securities or portions thereof for which the amount of the final distribution to be made thereon is on deposit with the depositary for such series of Preferred Securities in trust for the Holders of such Preferred Securities as provided for in the Action relating to such series); and

          (iii) Preferred Securities alleged to have been destroyed, lost, mutilated or stolen for which replacement
      Preferred Securities have been issued pursuant to the Action relating to such series.

            "PERCENTAGE INTEREST" shall mean with respect to the Holder of any class or series of Preferred Securities, the ratio that such Holder's aggregate total Liquidation Preference of such series bears to the aggregate total Liquidation Preferences of all the Holders of such class or series of interest.

            "PERSON" shall mean any individual or any general partnership, limited partnership, corporation, joint venture, trust, limited liability company, business trust, cooperative or association, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

            "PREFERRED SECURITIES" shall have the meaning set forth in
Section 3.4.

            "PROTECTIVE" shall have the meaning set forth in the recitals to this Agreement.

            "REGISTRAR" shall mean the Class A Interest Holder or any Person appointed by the Class A Interest Holder to keep a registry of the limited liability company interests in the Company.

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            "REGISTER" shall mean have the meaning set forth in Section
8.1.

            "TAX MATTERS PARTNER" shall have the meaning set forth in
Section 8.2(c).

            "TRANSFER" shall have the meaning set forth in Section 7.1.

            "TREASURY REGULATIONS" shall mean the Federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as such Treasury Regulations may be amended from time to time (it being understood that all references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations).



                               ARTICLE II

                               THE COMPANY

            Section 2.1 FORMATION. The Class A Interest Holder and the Class B Interest Holder, by execution of this Agreement and the filing of the Delaware Certificate, hereby enter into and join together in, and do hereby form, the Company as a limited liability company under and pursuant to the Act.

            Section 2.2 COMPANY NAME. The name of the Company shall be "PLC Capital L.L.C.". The business of the Company shall be conducted under such name or such other names as the Class A Interest Holder may from time to time determine in its sole discretion.

            Section 2.3 THE DELAWARE CERTIFICATE, ETC. The Class A Interest Holder is hereby designated as an "authorized person," within the meaning of the Act, and shall execute and file the Delaware Certificate with the Secretary of State of the State of Delaware. The Class A Interest Holder hereby agrees to execute, file and record all such other certificates and documents, including amendments to the Delaware Certificate, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of property, and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business.

            Section 2.4 REGISTERED OFFICE AND REGISTERED AGENT. The registered office of the Company shall be c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent for service of process on the Company in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered office and the registered agent of the Company may be changed by the Class A Interest Holder from time to time in accordance with the then applicable provisions of the Act and any other applicable laws.

            Section 2.5 TERM OF COMPANY. The term of the Company shall commence on the date of the initial filing of the Delaware Certificate with the office of the Secretary of State of the State of Delaware (the "Effective Date"), and shall continue until December 31, 2094, unless it is sooner dissolved pursuant to provisions of Article IX of this Agreement.

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            Section 2.6  PURPOSES.  The Company is formed for the object and purpose of issuing its interests and lending the proceeds thereof to Protective or its subsidiaries in return for debentures or other written evidences of indebtedness in aggregate principal amounts equal to the amounts of such loans, bearing interest at a rate at least equal to the periodic distribution rate, if any, established for the limited liability company interests the proceeds of which are used to make such loans, and engaging in any and all activities that may be incidental or conducive to the foregoing. The Company shall not engage in any other business or activity.

            Section 2.7 POWERS. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company, and the Class A Interest Holder on behalf of the Company, shall have the power and is hereby authorized to:

            (a) execute, file and deliver any registration statements, amendments and other documents and enter into agreements relating to the issuance and sale by the Company of its Preferred Securities;

            (b) loan money to Protective or its Affiliates pursuant to one more loan agreements and exercise all of the powers, duties, rights and responsibilities associated therewith;

            (c) take any and all actions necessary, convenient or appropriate as lender, including, subject to the provisions hereof, the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

            (d) invest any funds of the Company pending dis-tribution or payment of the same pursuant to the provisions of this Agreement;

            (e) determine and make distributions, in cash or otherwise, to Members, in accordance with the provisions of this Agreement and of the Act;

            (f) establish or set aside in its sole discretion any reserve or reserves for contingencies and for any other proper Company purpose;

            (g) enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any Person affiliated with any of the Members, necessary to, in connection with, or incidental to the accomplishment of the purposes of the Company;

            (h)  employ or otherwise engage employees and agents
      (who may be designated as officers with titles) and mana-gers, contractors, advisors and consultants and pay reasonable compensation for such services; and

            (i) do such other things and engage in such other activities as may be necessary, convenient or advisable with respect to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

                                  5

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            Notwithstanding any other provisions of this Agreement, the
Company and the Class A Interest Holder on behalf of the Company may enter into and execute, deliver, acknowledge and perform a registration statement and any amendments and supplements thereto, one or more underwriting agreements, one or more indentures relating to any loans made by the Company to Protective, a payment and guarantee agreement and any other contracts or agreements contemplated thereby, or specifically described therein, all without any further act, approval or vote of the Members.

            The Class A Interest Holder is hereby authorized and directed to conduct its affairs and to operate the Company in such a way that the Company would not be deemed to be an "investment company" required to be registered under the Investment Company Act of 1940 or taxed as a corporation for federal income tax purposes and so that any loans made by the Company to Protective or its subsidiaries will be treated as indebtedness for federal income tax purposes. In this connection, the Class A Interest Holder is authorized to take any action that the Class A Interest Holder determines, in its sole discretion, to be necessary or desirable for such purposes that (i) is not inconsistent with applicable law, the Delaware Certificate or this Agreement and (ii) does not materially adversely affect the holders of any Preferred Securities Outstanding.

            Section 2.8 MERGER OR CONSOLIDATION. The Company may not consolidate or merge with, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body or entity, except pursuant to this Section 2.8, and subject to any additional restrictions or requirements under any Action or Actions establishing any series of Preferred Securities. The Class A Interest Holder may, for purposes of changing the Company's state of domicile, without the consent of the Holders of any series of Preferred Securities or the Class B Interest, cause the Company to consolidate or merge with or into a limited liability company, business trust or limited partnership formed under the laws of any state of the United States; provided that (a) such successor limited liability company or limited partnership expressly assumes all of the obligations of the Company under any series of Preferred Securities then outstanding, (b) Protective expressly acknowledges such successor as the holder of the loans to Protective pertaining to each series of Preferred Securities then outstanding, (c) such merger or consolidation does not cause any series of Preferred Securities then outstanding to be delisted by any national securities exchange or other organization on which such Preferred Securities are then listed, (d) Holders of then outstanding Preferred Securities (including, for purposes of this Section 2.8, beneficial owners of outstanding Preferred Securities) will not recognize any gain or loss for federal income tax purposes as a result of such merger or consolidation and (e) following such merger or consolidation, Protective and such successor limited liability company or limited partnership are and will be in compliance with the Investment Company Act of 1940, as amended.


                               ARTICLE III

                  MEMBERS; CAPITALIZATION CONTRIBUTIONS

            Section 3.1 ADMISSION OF MEMBERS. (a) By execution of this Agreement, the Class A Interest Holder and the Class B Interest Holder are hereby admitted as members of the Company and shall have such rights in and to the profits and losses of the Company and rights to receive distributions of the Company's assets, and such other rights and obligations, as provided herein.

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            (b)  Without execution of this Agreement, upon the issuance of Preferred Securities as provided in this Article and payment by a Person for the Preferred Securities acquired by it, which payment constitutes a request by such Person that the Register reflect its admission as a member of the Company, such Person shall be admitted to the Company as a Member and shall become bound by this Agreement, and the Register shall be adjusted to reflect such admission.

            (c) If a Holder of any Preferred Securities transfers any such Preferred Securities pursuant to Section 7.2, the transferee of such Preferred Securities shall, without execution of this Agreement or the consent of any Member, upon its acquisition of Preferred Securities and its written request that the Register reflect its admission as a member of the Company, be admitted to the Company as a member of the Company and become bound by this Agreement, and the Register shall be adjusted to reflect such transfer and admission.

            Section 3.2 CESSATION OF MEMBERSHIP. No Member shall resign from the Company prior to the dissolution and winding up of the Company. A Preferred Security Holder shall cease to be a member of the Company upon a transfer of its entire limited liability company interest in compliance with this Agreement or upon the redemption of such Holder's entire limited liability company interest in the Company as provided herein.

            Section 3.3 COMMON INTERESTS. (a) CLASS A INTEREST. (i) INITIAL CAPITAL CONTRIBUTIONS. As of the date hereof, the Class A Interest Holder shall have contributed $7,500 to the Company as its initial Capital Contribution.

          (ii)  ADDITIONAL CAPITAL CONTRIBUTIONS OF CLASS A
      INTEREST HOLDER.  Upon the issuance of any Preferred
      Securities, the Class A Interest Holder shall make additional Capital Contributions to the Company such that, as of any Adjustment Date, that the total Capital
      Contributions of the Class A Interest Holder shall equal not less than 20% of the total Capital Contributions of all the Members.

         (iii) FORM OF CLASS A INTEREST. The Class A Interest shall not be evidenced by certificate or other written instrument, but shall only be evidenced by this Agreement.

          (iv) CLASS A INTEREST HOLDER AS PREFERRED SECURITIES HOLDER. Subject to the terms of any Action or Actions establishing a series of Preferred Securities and applicable law (including, without limitation, United States federal securities laws), the Class A Interest Holder and its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities (or beneficial interests therein) by tender, in the open market or by private agreement.

            (b) CLASS B INTEREST. (i) INITIAL CAPITAL CONTRIBUTIONS. As of the date hereof, the Class B Interest Holder shall have contributed $2,500 to the Company as its initial Capital Contribution.

          (ii) ADDITIONAL CAPITAL CONTRIBUTIONS OF CLASS B INTEREST HOLDER. Upon the issuance of any Preferred Securities, the Class B Interest Holder shall make additional Capital Contributions to the Company such that, as of any Adjustment Date, the total Capital Contributions of the Class B Interest Holder shall equal not less than 1% of the total Capital Contributions of all the Members.

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         (iii)  FORM OF INTEREST.  The Class B Interest shall not
      be evidenced by certificate or other written instrument, but shall only be evidenced by this Agreement.

          (iv) CLASS B INTEREST HOLDER AS PREFERRED SECURITIES HOLDER. Subject to the terms of any Action or Actions establishing a series of Preferred Securities and applicable law (including, without limitation, United States federal securities laws), the Class B Interest Holder and its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities (or beneficial interests therein) by tender, in the open market or by private agreement.

            Section 3.4 PREFERRED SECURITIES. (a) The Company is authorized to issue preferred limited liability company interests having such designations, stated value, rights, privileges, restrictions, preferences and other terms and provisions as may from time to time be established in a written action or actions (each, an "ACTION") of the Class A Interest Holder providing for issue of such series as hereinafter provided (such interests, the "PREFERRED SECURITIES") and having terms generally consistent with those set forth in the Form of Action attached as Annex A hereto (other than changes that would not materially adversely affect the ability of the Company to make full and timely periodic distributions or payments upon liquidation to the holders of any Outstanding Preferred Securities). In connection with the foregoing, subject to the provisions of this Section 3.4, the Class A Interest Holder is expressly authorized to issue one or more series of Preferred Securities, and with respect to each such series to establish by Action or Actions providing for the issue of such series:

                 (i) the maximum number of Preferred Securities to constitute such series and the distinctive designation thereof;

                (ii) whether the Preferred Securities of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

               (iii) the periodic distribution rate, if any, on the Preferred Securities of such series, the conditions and dates upon which such distributions shall be payable, the preference or relation which such distributions shall bear to the periodic distributions payable on any other class or classes of limited liability company interests in the Company or on any other series of Preferred Securities, and whether such distributions shall be cumulative or noncumulative;

               (iv) whether the Preferred Securities of such series shall be subject to redemption by the Company, and if made subject to redemption, the time, prices and other terms and conditions of such redemption;

                (v)  the rights of the Holders of Preferred
            Securities of such series upon the liquidation, dissolution or winding up of the Company;

               (vi) whether or not the Preferred Securities of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the Preferred Securities of such series for

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

            retirement or to other Company purposes and the terms and provisions relative to the operation thereof;

              (vii) whether or not the Preferred Securities of such series shall be convertible into, or exchangeable for, limited liability company interests of any other class or classes, or of any other series of Preferred Securities, or securities of any other kind, including securities issued by the Class A Interest Holder or any of its Affiliates, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

             (viii) the limitations and restrictions, if any, to be effective while any Preferred Securities of such series are outstanding upon the payment of periodic distributions or other distributions on, and upon the purchase, redemption or other acquisition by the Company of any other class or classes of limited liability company interests or any other series of Preferred Securities ranking junior to the Preferred Securities of such series as to periodic distributions or distributions of assets upon liquidation;

              (ix) the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional membership interests (including additional Preferred Securities of such series or any other series) ranking on a parity with or prior to the Preferred Securities of such series as to periodic distributions or distributions of assets upon liquidation; and

               (x) such other relative rights, powers and duties as shall not be inconsistent with this Section 3.4.

            (b) All Preferred Securities of any one series shall be identical with each other in all respects, except that Preferred Securities of any one series issued at different times may differ as to the dates from which periodic distributions, if any, thereon shall be cumulative; and all other series of Preferred Securities shall rank equally and be identical in all respects, except as permitted by paragraph (a) of this Section 3.4; and all Preferred Securities shall rank senior to the Class A Interest and the Class B Interest both as to periodic distributions and distributions of assets upon liquidation.

            (c) In connection with the foregoing and without limiting the generality thereof, the Class A Interest Holder is hereby expressly authorized to take any action, including amendment of this Agreement, without the vote or approval of any Member, including any Action to create under the provisions of this Agreement a class (or series of a class) or group of limited liability company interests that was not previously outstanding. Without the vote or approval of any Member, the Class A Interest Holder may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection with the issue from time to time of Preferred Securities in one or more series as shall be necessary, convenient or desirable to reflect the issue of such series. The Class A Interest Holder shall do all things it deems to be appropriate or necessary to comply with the Act and is authorized and directed to do all things it deems necessary or permissible in connection with any future issuance, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any securities exchange.

                                  9

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            (d)  Any Action or Actions of the Class A Interest Holder
pursuant to the provisions of this Section 3.4 shall constitute an amendment and supplement to and part of this Agreement.

            (e) In the event of the liquidation, dissolution or winding up of the Company, before any payment or distributions of the assets of the Company shall be made or set apart for the holders of any class or classes of limited liability company interests in the Company ranking junior to the Preferred Securities upon liquidation, the holders of the Preferred Securities shall be entitled to receive payment of the amount fixed in the Action or Actions establishing such series, plus, (if periodic distributions on Preferred Securities shall be cumulative) an amount equal to all periodic distributions (whether or not earned or declared) accumulated or accrued to the date of final distribution to such holders and no more. If, upon the liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the Preferred Securities shall be insufficient to pay in full the preferential amounts described above, then such assets, or the proceeds thereof, shall be distributed among the Preferred Securities Holders ratably in accordance with the respective amounts that would be payable on their respective Preferred Securities of all amount payable thereon were paid in full (taking into account the relative rank of the respective series of Preferred Securities). For the purpose of this paragraph (e), the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities,or other consideration) of all or substantially all of the property or assets of the Company shall be deemed a voluntary liquidation, dissolution or winding up of the Company, but a consolidation or merger of the Company with one or more business entities shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

            Section 3.5 CAPITAL ACCOUNTS. A separate capital account (a "CAPITAL ACCOUNT") shall be established and maintained for each Member, including any substituted or additional Member who shall hereafter acquire an interest in the Company, in accordance with the following provisions:

            (a) To each Member's Capital Account there shall be credited (i) the amount of cash and fair market value of the property actually contributed by or on behalf of such Member to the Company (including, in the case of any issue of any series or class of Preferred Securities pursuant to Section 3.4, the proceeds of such issuance) and (ii) such Member's allocable share of Net Profits.

            (b) To each Member's Capital Account there shall be debited (i) the amount of cash and the fair market value of any property distributed to such Member pursuant to any provision of this Agreement (including any Periodic Distribution or any distribution in liquidation of any Member's interest in the Company (whether in whole or in part) and (ii) such Member's allocable share of Net Losses.

            (c) A Member shall not be entitled to withdraw any part of its Capital Account or to receive any distributions from the Company except as provided in Article VI; nor shall a Member be entitled to make any loan or Capital Contribution to the Company other than as expressly provided herein. No loan made to the Company by any Member shall constitute a Capital Contribution to the Company for any purpose.

            (d) Except as required by the Act, no Member shall have any liability for the return of the Capital
      Contribution of any other Member. A Member who has more than one limited liability company interest in the Company shall have a single Capital

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      Account that reflects all such interests, regardless of the class of interest owned and regardless of the time or manner in which the interests were acquired.

            Section 3.6 TRANSFERS OF CAPITAL ACCOUNTS. Upon any transfer of a limited liability company interest in the Company as provided in this Agreement, the transferee shall succeed to the allocable portion of the transferor's Capital Account.


                               ARTICLE IV

                              DISTRIBUTIONS

            Section 4.1  PERIODIC DISTRIBUTIONS.  (a)  Holders of
Preferred Securities shall receive periodic distributions, if any, in accordance with the Action or Actions establishing such series and the applicable provisions of Section 3.4.

            (b) The Common Interest Holders shall, subject to the terms of any Action or Actions establishing a series of Preferred Securities, and subject to the applicable provisions of Section 3.4 and the Act, be entitled to receive periodic distributions as and when determined by the Class A Interest Holder in its sole discretion.

            Section 4.2 ALLOCATIONS OF PERIODIC DISTRIBUTIONS. Subject to the terms of any Action or Actions establishing a series of Preferred Securities, and subject to the applicable provisions of Section 3.4, periodic distributions shall be made to the Common Interest Holders and among the Common Interest Holders in accordance with their Percentage Interests.

            Section 4.3 RESTRICTED DISTRIBUTIONS. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its limited liability company interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.



                                ARTICLE V

                               ALLOCATIONS

            Section 5.2 ALLOCATION OF NET PROFITS. Subject to the terms of any Action or Actions establishing a series of Preferred Securities, and subject to the applicable provisions of Section 3.4, the Net Profits and Net Losses of the Company shall be allocated on the last calendar day of each Accounting Period to the Class A Interest Holder and the Class B Interest Holder and among the Class A Interest Holder and the Class B Interest Holder in proportion to the positive balances of their relative Capital Accounts.

            Section 5.2 TAX ALLOCATIONS. Subject to the terms of any Action or Actions establishing a series of Preferred Securities, for federal, state and local income tax purposes, all income, gain, loss and deduction (and items thereof) of the Company shall be allocated among the

Members in a manner that will cause the algebraic sum (determined on a cumulative basis from inception of the Company) of taxable income, gain, loss and deduction allocated to any Member to represent the same proportion of the algebraic sum (determined on a cumulative basis from inception of the Company) of Net Profits and Net Losses allocated to such Member as the algebraic sum (determined on a cumulative basis from inception of the Company) of taxable income, gain, loss and deduction of the Company (including for this purpose income deemed realized pursuant in connection with any property distributed in kind) represents of the algebraic sum (determined on a cumulative basis from inception of the Company) of the Company's Net Profits and Net Losses. Notwithstanding the foregoing, the Class A Interest Holder shall have the power to make such allocations for federal, state and local income tax purposes as may be necessary to maintain substantial economic effect, or to insure that such allocations are in accordance with the interests of the Members in the Company, in each case within the meaning of the Code and any Treasury Regulations thereunder. All matters concerning allocations for federal, state and local income tax purposes, including accounting procedures, not expressly provided for by the terms of this Agreement shall be equitably determined in good faith by Class A Interest Holder.



                               ARTICLE VI

                    RIGHTS AND OBLIGATIONS OF MEMBERS

            Section 6.1  LIMITED LIABILITY OF PREFERRED SECURITY
HOLDERS. (a) Except as otherwise provided by the Act, no Preferred Securities Holder will be liable for the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, which debts, obligations and liabilities shall be solely the debts, obligations and liabilities of the Company.

            (b) The Members shall not be required to lend any funds to the Company.

            (c) Each of the Members shall only be liable to make payment of its respective Capital Contributions as and when due hereunder and other payments as expressly provided in this Agreement.
If and to the extent a Member's Capital Contribution shall be fully paid, such Member shall not, except as required by the express provisions of the Act regarding repayment of sums wrongfully distributed to Members, be required to make any further Capital Contributions.

            Section 6.2 LIABILITY OF THE COMMON INTEREST HOLDERS. (a) The Common Interest Holders, in their respective capacities as such, hereby assume and shall be liable for the obligations and liabilities, whether arising in contract, tort or otherwise of the Company (other than obligations of the Company to make payments to the Holders of any Preferred Securities in their capacities as Holders), including without limitation:

                 (i) all expenses incurred by the Common Interest Holders or its affiliates in organizing the Company;

                (ii) all expenses related to the business of the Company and all administrative expenses of the Company, including the maintenance of books and records of the Company, the preparation and dispatch to the Members of distributions, financial reports, tax returns and notices required pursuant to this Agreement or in connection with the holding of any meetings of the Members;

              (iii) all expenses incurred in connection with any litigation or arbitration involving the Company (including the cost of any investigation and preparation) and the amount of any judgment or settlement paid in connection therewith (other than expenses incurred by the Common Interest Holders in connection with any litigation or arbitration brought by or on behalf of any Member against the Common Interest Holders);

               (iv) all expenses for indemnity or contribution payable by the Company to any Person;

                (v) all expenses incurred in connection with the collection of amounts due to the Company from any Person;

               (vi) all expenses incurred in connection with the preparation of amendments to this Agreement;

              (vii)  all taxes that may be imposed on the Company
            (withholding or other similar taxes imposed on the Company as a paying agent); and

             (viii) all expenses incurred in connection with the liquidation, dissolution and winding up of the Company.

            (b) It is intended that the foregoing impose the same obligation on the Common Interest Holders as each would have as a general partner of a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act.

            (c) Any payment made by any Common Interest Holder under its obligations under this Section 6.2 shall be considered an additional Capital Contribution.

            Section 6.3 OTHER BUSINESS; COMPENSATION, ETC. (a) In accordance with Section 18-107 of the Act, the Members (including the Common Interest Holders) may lend money to, borrow money from, act as surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with, the Company and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a Person who is not a Member.
            (b) The Members and any of their respective Affiliates may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. None of the Company or other Members shall have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

            Section 6.4 EXCULPATION AND INDEMNIFICATION. (a) EXCULPATION. No Indemnified Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Indemnified Person by this Agreement, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's gross negligence or willful misconduct.

            (b) RELIANCE ON REPORTS AND INFORMATION. An Indemnified Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Indemnified Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

            (c) INDEMNIFICATION. To the fullest extent permitted by applicable law, an Indemnified Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Indemnified Person by this Agreement, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this
Section 6.4(c) shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

            (d) EXPENSES. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnified person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified as authorized in Section 6.4(c) hereof.

            (e) DUTIES. To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities to the Company or any other Covered Person, no such Indemnified Person shall be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of any Indemnified Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnified Person.

            (f) DISCRETION. Whenever in this Agreement an Indemnified Person is permitted or required to make a decision (i) in its "discretion" or under a grant of similar authority or latitude, the Indemnified Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (ii) in its "good faith" or under another express standard, the Indemnified Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

            Section 6.5 MANAGEMENT AND CONTROL. Except as expressly provided herein or in the Action or Actions establishing any series or class of Preferred Securities, the Class B Interest Holder and Preferred Security Holders will have no right to participate in the management and control of the

Company or have the right or power to vote on any question or matter or in any proceeding or to be represented at, or receive notice of, any meeting of Members. The Class B Interest Holder and the Preferred Securities Holders shall not be agents of the Company and shall not have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company. In accordance with Section 18-402 of the Act, management and control of the Company shall be vested in the Class A Interest Holder and all decisions with respect to the management and control of the Company shall be made by the Class A Interest Holder. There shall not be a "manager" (within the meaning of the Act) of the Company. The Class A Interest Holder shall manage the Company in accordance with this Agreement. In such capacity, the Class A Interest Holder is an agent of the Company's business, and the actions of the Class A Interest Holder taken in accordance with this Agreement shall bind the Company.

            Section 6.6 MEETINGS OF MEMBERS. (a) Meetings of the Members of any class (or series thereof) or of all classes (or series thereof) of the Company's Members may be called at any time by the Class A Common Interest Holder or as provided in any Action or Actions establishing a series of Preferred Securities. Except to the extent otherwise provided in any such Action, the provisions of this Section
6.6 shall apply to meetings of Members.

            (b) The Class A Interest Holder may fix a date not more than 60 nor less than 10 days preceding the date of any meeting of Members, or preceding the last day on which the consent of Members may be effectively expressed for any purpose without a meeting, as a record date for the determination of the Members entitled (i) to notice of, and to vote at, such meeting and any adjournment thereof or (ii) to express such consent, and, in either such case, such Members, and only such Members as shall be Members of record on the date so fixed, shall be entitled to notice of, and to vote at, such meeting and any adjournment thereof, or to express such consent, as the case may be, notwithstanding any transfer of any limited liability company interest in the Company on the Register after any such record date fixed as aforesaid.

            (c) Except as otherwise provided by law, the holders of a majority of the limited liability company interests in the Company entitled to vote at the meeting shall constitute a quorum at all meetings of the Members. If a class or series of a class of limited liability interests in the Company is entitled to vote as such a class or series at a meeting of Members, holders of a majority of the limited liability company interests of such class or series entitled to vote at such meeting shall constitute a quorum at such meeting. In the absence of a quorum, the holders of a majority of all such limited liability company interests present in person or by proxy may adjourn any meeting, from time to time, until a quorum shall be present. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally called.

            (d) Except as otherwise provided by law or by this Agreement, every Member who is entitled to vote shall at every meeting of the Members be entitled to one vote for each limited liability company interest in the Company held by such Member on the record date. Except as otherwise provided by law, no vote on any question upon which a vote of the Members may be taken need be by ballot unless the Class A Interest Holder shall determine that it shall be by ballot or the holders of a majority of the limited liability company interest present in person or by proxy and entitled to participate in such vote shall so demand. In a vote by ballot each ballot shall state the number of limited liability company interests voted and the name of the Member or proxy voting. Unless otherwise provided by law or by this Agreement (including any Action), all questions shall be decided by the vote of the holders of a majority of the limited liability company interests present in person or by proxy at the meeting and entitled to vote on the question. In determining the number of limited liability company interests represented by the Common Interests, each Common Interest Holder shall be treated as having a number of limited liability company interests equal to such Common Interest Holder's aggregate total Capital Contributions (excluding Capital Contributions made by such Person pursuant to Section 6.2) divided by the sum of (x) the aggregate total Capital Contributions of all the Common Interest Holders (excluding Capital Contributions made by any Common Interest Holder pursuant to
Section 6.2) and (y) the aggregate total Capital Contributions of any other series or class of limited liability company interest in the Company then Outstanding.

            (e) Each Member entitled to vote at a meeting of Members or to express consent to Company action in writing without a meeting may authorize another person or persons to act for him by proxy. A proxy acting for any Member shall be duly appointed by an instrument in writing subscribed by such Member.

            (f) Any action required to or which may be taken at a meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Holders of outstanding limited liability company interests in the Company having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all limited liability company interests in the Company entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to the Class A Interest Holder (who shall have custody of the books in which proceedings of meetings of Members are recorded).

            (g) The Class A Interest Holder, in its sole discretion, shall establish all other provisions relating to meetings of Members, including notice of the time, place or purpose of any meeting at which any matter is to be voted on by any Members, waiver of any such notice, action by consent without a meeting, the establishment of a record date, quorum requirements, voting in person or by proxy or any other matter with respect to the exercise of any such right to vote, in accordance with Section 18-302(c) of the Act.



                               ARTICLE VII

                      TRANSFERS OF INTERESTS, ETC.

            Section 7.1 COMMON INTERESTS. Neither the Class A Interest Holder nor the Class B Interest Holder may sell, transfer, alienate, assign, encumber, pledge, grant or option, or otherwise dispose (any of the foregoing a "Transfer") of any of its Class A Interest or Class B Interest, as the case may be, in the Company.

            Section 7.2 PREFERRED SECURITIES. The right to, and restrictions on, any Transfer of any series of Preferred Securities shall be established in the relevant Action or Actions establishing such series.

            Section 7.3 NONRECOGNITION OF CERTAIN TRANSFERS. Not-withstanding any other provision of this Agreement, any transfer, sale, alienation, assignment, encumbrance, lien, pledge, grant or any option, interest or other rights in, or other disposition of, any limited liability company interest in the Company in contravention of any of the provisions of this Article shall be void and ineffective, and shall not bind, or be recognized by, the Company.



                              ARTICLE VIII

                BOOKS; ACCOUNTING; TAX ELECTIONS; REPORTS

            Section 8.1 BOOKS AND RECORDS. The Class A Interest Holder shall keep, or cause to be kept, complete and accurate books and records of account of the Company. The books of the Company (other than books required to maintain Capital Accounts) shall be kept on the accrual basis of accounting, and otherwise in accordance with generally accepted accounting principles consistently applied, and shall at all times be maintained or made available at the principal business office of the Company. A current list of the full name and last known business address of each Member, set forth in alphabetical order (the "REGISTER"), a copy of the Delaware Certificate, including all certificates of amendment and/or restatement thereto and executed copies of all powers of attorney pursuant to which the Delaware Certificate or any certificate of amendment and/or restatement has been executed, copies of the Company's federal, state and local income tax returns and reports, if any, for the three most recent years, copies of the Agree-ment and of any financial statements of the Company for the three most recent years and all other records required to be maintained pursuant to the Act, shall be maintained at the principal business office of the Company. Such books and records of account of the Company shall be open to inspection and examination at reasonable times by each Member and its duly authorized representative for any purpose reasonably related to such Member's interest in the Company. Notwithstanding any other provision of this Agreement, the Class A Interest Holder may, to the maximum extent permitted by applicable law, keep confidential from the Members any information the disclosure of which the Class A Interest Holder reasonably believes is not in the best interests of the Company or is adverse to the interests of the Company or which the Company or the Class A Interest Holder is required by law or by an agreement with any other Person to keep confidential.

            Section 8.2 FILINGS OF RETURNS AND OTHER WRITINGS; TAX MATTERS PARTNER; TAX ELECTIONS. (a) The Class A Interest Holder shall cause the preparation and timely filing of all Company tax returns and shall, on behalf of the Company, timely file all other writings required by any governmental authority having jurisdiction to require such filing.

            (b) After the end of each Fiscal Year, the Class A Interest Holder shall cause to be prepared and transmitted, as promptly as possible, and in any event within 90 days of the close of the Fiscal Year, a federal income tax form K-1 (and any successor form thereto) and such other tax information as may be required by law.

            (c) Unless and until the Members shall otherwise agree, the Class A Interest Holder shall serve as the "tax matters partner" (as such term is defined in Section 6231(a)(7) of the Code, the "TAX MATTERS PARTNER") for purposes of Section 6231 of the Code.

            (d) Promptly following the written request of the Tax Matters Partner, the Company shall, to the fullest extent permitted by law, reimburse and indemnify the Tax Matters Partner for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Partner in connection with any administrative or judicial proceeding with respect to the tax liability of the Members.

            (e) The provisions of this Section 8.2 shall survive the termination of the Company or the termination of any Member's interest in the Company and shall remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue Service any and all matters regarding the Federal income taxation of the Company or the Members.

            (f) The Class A Interest Holder may, in its discretion, make the election provided for in Section 754 of the Code.

            Section 8.3 CERTAIN INFORMATION RELATING TO NOMINEES. Any Person who holds any Preferred Securities as nominee is required to furnish to the Company:

           (i) the name, address and taxpayer identification number of the beneficial owner of such security;

          (ii) notice of whether such beneficial owner is (A) not a United States person for United States Federal income tax purposes, (B) a foreign government, any international organization, or any wholly-owned agency or instrumentality of the foregoing, or (C) a tax-exempt entity;

         (iii)  the amount and description of the Preferred
      Securities held, acquired, or transferred for the beneficial owner; and

          (iv) certain information, including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.



                               ARTICLE IX

                               TERMINATION

            Section 9.1  EVENTS OF DISSOLUTION.  (a)  In accordance with
Section 18-801 of the Act, the Company shall be dissolved and the affairs of the Company wound up upon the occurrence of any of the following events:

          (i) a unanimous written decision of the Members to dissolve the Company;

         (ii) the Class A Interest Holder takes any action requiring the Company to be wound up and dissolved;

        (iii) the death, retirement, resignation, expulsion, bankruptcy (as defined in Section 18-304 of the Act) or dissolution of a Common Interest Holder or the occurrence of any other event which terminates the continued membership of a Common Interest Holder in the Company, unless, if there is more than one Member remaining, the business of the Company is continued by the consent of all the remaining Members within ninety days following the occurrence of any such event;

         (iv)  the entry of a decree of judicial dissolution under
      Section 18-802 of the Act;

          (v) any transfer or redemption of the Class A Interest or the Class B Interest; or

         (vi) in any event, at 12:00 midnight on December 31, 2094.

            (b) Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the assets of the Company shall have been distributed as provided herein and a certificate of cancellation of the Delaware Certificate has been filed with the Secretary of State of the State of Delaware.

            (c) The Company shall not be dissolved by the admission of Members in accordance with the terms of this Agreement. Except as provided in Section 9.1(a)(iii), the death, retirement, resignation, expulsion, bankruptcy (as defined in Section 18-304 of the Act) or dissolution of a Member or the occurrence of any event that terminates the continued membership of a Member in the Company, shall not cause the Company to be dissolved and its affairs wound up so long as the Company at all times has at least two Members. Upon the occurrence of any such event, the business of the Company shall be continued without dissolution.

            Section 9.2 PROCEEDS OF LIQUIDATION. Upon dissolution of the Company, the Class A Interest Holder, as liquidating trustee, shall immediately commence to wind up the Company's affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. Upon the liquidation of the Company, all proceeds resulting therefrom (or from any other source during the period of winding up of the Company) shall be applied (i) first, to creditors of the Company, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (ii) second, subject to the terms of any Action or Actions establishing a series of Preferred Securities, and subject to the applicable provisions of Section 3.4, to the Members in proportion to and to the extent of the positive balances of the Capital Accounts of the Members (after reflecting in such Capital Accounts all adjustments thereto necessitated by (x) all other Company transactions for the Fiscal Year of the Company in which such liquidation occurs prior to or simultaneously with such liquidation and
(y) such liquidation).

            Section 9.3 APPLICATION OF ASSETS. Subject to the terms of any Action or Actions establishing a series of Preferred Securities, and subject to the applicable provisions of Section 3.4, in the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in
Section 9.2.

            Section 9.4 GAINS OR LOSSES IN PROCESS OF LIQUIDATION. Subject to the terms of any Action or Actions establishing a series of Preferred Securities, and subject to the applicable provisions of
Section 3.4, any gain or loss on disposition of Company property in the process of liquidation shall be credited or charged to the Capital Accounts of each Member in accordance with the provisions of Article V. Any property distributed in kind in the liquidation shall be valued and treated as though the property were sold at its fair market value and the cash proceeds were distributed. The difference between the fair market value of property distributed in kind and its book value shall be treated as a gain or loss on the sale of such property and shall be credited or charged to the Capital Account of each Member in accordance with Article V; provided, however, that no Member shall have the right to request or require the distribution of the assets of the Company in kind.



                                ARTICLE X

                              MISCELLANEOUS

            Section 10.1 AMENDMENT TO THE AGREEMENT. Except as otherwise provided in this Agreement or by any applicable terms of any Action or Actions establishing a series of Preferred Securities, this Agreement may be amended by, and only by, a written instrument executed by the Class A Common Interest Holder; provided, however, that (a) no amendment shall be made, and any such purported amendment shall be void and ineffective, unless the Company shall have received an opinion of independent counsel that, after giving effect to the amendment, the Company will be treated as a partnership for United States federal income tax purposes and (b) the terms of any Action or Actions establishing a series of Preferred Securities may be amended as set forth in such Action or Actions.

            Section 10.2 NOTICES. (a) Any and all notices, consents, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given only if in writing and the same shall be delivered either in hand or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postage prepaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

            (b) All notices, demands, and requests to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal.

            (c) All such notices, demands and requests shall be addressed as follows: (i) if to Protective, at P.O. Box 2606, Birmingham, Alabama, 35202, Attention: Deborah J. Long, Esq., Senior Vice President and General Counsel, Facsimile: (205) 868-3597,
Telephone: (205) 879-9230, if to Protective LLC Holding, Inc., at P.O. Box 2606, Birmingham, Alabama, 35202, Attention: Deborah J. Long, Esq.,
Facsimile: (205) 868-3597, Telephone: (205) 879-9230 and (iii) if to the Company, at P.O. Box 2606, Birmingham, Alabama, 35202, Deborah J. Long, Esq., Facsimile: (205) 868-3597, Telephone: (205) 879-9230.

            (d) By giving to the other parties written notice thereof, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

            Section 10.3 WORD MEANINGS. The words such as "herein", "hereinafter", "hereof" and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

            Section 10.4  BINDING PROVISIONS.  The covenants and
agreements contained herein shall be binding upon, and inure to the benefit of, the heirs, legal representatives, successors and assigns of the respective parties hereto.

            Section 10.5 APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. IN THE EVENT OF A CONFLICT BETWEEN ANY PROVISION OF THIS AGREEMENT AND ANY NONMANDATORY PROVISION OF THE ACT, THE PROVISION OF THIS AGREEMENT SHALL CONTROL AND TAKE PRECEDENCE.

            Section 10.6 SEPARABILITY OF PROVISIONS. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

            Section 10.7 TITLES. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

            Section 10.8 FURTHER ASSURANCES. The Members shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

            Section 10.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

            Section 10.10 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and supersedes all prior understandings or agreements between the parties.


            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first-above written.



                              PROTECTIVE LIFE CORPORATION

                              /s/ John D. Johns
                              -------------------------
                              John D. Johns
                                Executive Vice President



                              PROTECTIVE LLC HOLDING, INC.


                              /s/ R. Stephen Briggs
                              -------------------------
                              R. Stephen Briggs
                                Executive Vice President

                                                                 ANNEX A

                             FORM OF ACTION

               TERMS OF THE [  ]% EXCHANGEABLE CUMULATIVE
             MONTHLY INCOME PREFERRED SECURITIES, SERIES [ ]


            Protective Life Corporation, a Delaware corporation
("Protective" or the "Class A Interest Holder") and the Class A Interest Holder of PLC Capital L.L.C., a limited liability company formed under the laws of the State of Delaware (the "Company"), HEREBY CERTIFIES:

            1. That pursuant to the terms of the Limited Liability Company Agreement of the Company, dated March 24, 1994, among Protective, Protective LLC Holding, Inc., a Delaware corporation, and the other Persons who become Members of the Company from time to time as therein provided (the "Agreement"), the Company authorized the creation of preferred limited liability interests in the Company (the "Preferred Securities"); and

            2. That by this duly adopted Action of the Class A Interest Holder, on behalf of the Company dated ____________, the Class A Interest Holder, pursuant to authority granted to it in the Agreement, authorized the sale and issuance of ________ Series [ ] Preferred Securities having such designations, stated value, rights, privileges, restrictions, preferences and other terms and provisions as the Class A Interest Holder authorized or approved as set forth below:

            DECLARED, that pursuant to the Agreement, the Class A Interest Holder hereby authorizes the issuance of a series of Preferred Securities, liquidation preference [$ ] per Preferred Security, of the Company and hereby fixes the number, voting powers, designation, preferences, participating, optional or other special rights and the qualifications, limitations or restrictions of, and other matters relating to, said series as follows (capitalized terms used herein without definition have the meanings ascribed to such terms in the Agreement):


            1. DESIGNATION. [ ]% Exchangeable Cumulative Guaranteed Monthly Income Preferred Securities, Series [ ], ______ securities of the Preferred Securities of the Company, liquidation preference [$ ] per Preferred Security, are hereby constituted as a series of preferred limited liability company interests, designated as "[ ]% Exchangeable Cumulative Guaranteed Monthly Income Preferred Securities, Series [ ]" (hereinafter called the "Series [ ] Preferred Securities").

            2. RANKING. The Series [ ] Preferred Securities shall, with respect to periodic distribution rights and rights on liquidation, dissolution or winding up, rank (i) pari passu with any other series of Preferred Securities issued by the Company and (ii) prior to any other limited liability company interests of the Company, including the Common Interests (the "Junior Interests"). So long as any Series [ ] Preferred Securities are outstanding, the Company will not issue any limited liability company interests ranking, as to participation in the profits or assets of the Company, senior to the Series [ ] Preferred Securities. The issuance of any limited liability company interests ranking senior to the Series [ ] Preferred Securities shall constitute a variation or abrogation of the rights attached to the Series [ ] Preferred Securities under the Agreement.

            3. PERIODIC DISTRIBUTIONS (DIVIDENDS). (a) The holders of the Series [ ] Preferred Securities shall be entitled to receive, when, as and if declared by the Company out of funds held by the Company and legally available therefor, cumulative cash periodic distributions ("dividends") at the annual rate of [ ]% of the stated liquidation preference of [$ ] per Series [ ] Preferred Security per annum, and no more, calculated on the basis of a 360-day year consisting of 12 months of 30 days each, and for any period shorter than a full monthly dividend period, dividends will be computed on the basis of the actual number of days elapsed in such period, and payable in United States dollars monthly in arrears on the last day of each calendar month of each year, commencing ________. Such dividends will accrue and be cumulative whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Dividends on the Series [ ] Preferred Securities shall be cumulative from the date of original issue, and the cumulative portion from such date to _________ shall be payable on ____________. In the event that any date on which dividends are payable on the Series
[ ] Preferred Securities is not a day on which banks in The City of New York are open for business (a "Business Day"), then payment of the dividend payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

            (b) Dividends on the Series [ ] Preferred Securities must be declared by the Class A Interest Holder of the Company in any calendar year or portion thereof to the extent that the Class A Interest Holder reasonably anticipates that at the time of payment the Company will have, and will be paid by the Company to the extent that at the time of proposed payment it has, (x) funds legally available for the payment of such dividends and (y) cash on hand sufficient to permit such payments. Dividends declared on the Series [ ] Preferred Securities will be payable to the record holders thereof as they appear on the Register on the relevant record dates, which will be [one] Business Day prior to the relevant payment dates. If dividends can be paid only in part on the Series [ ] Preferred Securities in any calendar year or portion thereof as a result of the lack of sufficient funds legally available for the payment of dividends, then such partial dividends shall be paid on the respective dividend payment dates on a pro rata basis to holders of such Series [ ] Preferred Securities. If at any time dividends on Series A Securities are in arrears for any monthly dividend period, any dividend payments in respect thereof must be applied in respect of all dividend periods in arrears, pro rata in accordance with the respective amounts in arrears for each such period in equal amounts for each such period. If any dividends are not paid in full on the payment dates specified, additional dividends will accrue on any accrued and unpaid dividends at the rate stated in paragraph 3(a) above.

            (c)   If dividends have not been paid in full on the Series
[ ] Preferred Securities, the Company shall not:

                 (i) pay, or declare and set aside for payment, any
            dividends on any other preferred or preference limited liability company interests of the Company ranking pari passu with the Series [ ] Preferred Securities as regards participation in profits of the Company ("Dividend Parity Securities"), unless the amount of any dividends declared on any Dividend Parity Securities is paid on the Dividend Parity Securities and the Series [ ] Preferred Securities on a pro rata basis on the date such dividends are paid on such Dividend Parity Securities, so that

                  (x) (A) the aggregate amount of dividends paid on the Series [ ] Preferred Securities bears to
                        (B) the aggregate amount of dividends paid on such Dividend Parity Securities the same ratio as

                  (y) (A) the aggregate of all accumulated and unpaid dividends in respect of the Series [ ] Preferred Securities bears to (B) the aggregate of all accumulated and unpaid dividends in respect of such Dividend Parity Securities;

                (ii) pay, or declare and set aside for payment, any dividends on any Common Interests or limited liability company interests in the Company ranking junior to the Series [ ] Preferred Securities as to dividends ("Dividend Junior Securities"); or

               (iii) redeem, purchase or otherwise acquire any Dividend Parity Securities or Dividend Junior Securities or any Series [ ] Preferred Securities other than the redemption of all outstanding Series [ ] Preferred Securities at the redemption price of [$ ] per Series [ ] Preferred Security plus accumulated and unpaid dividends (whether or not declared) to the date fixed for redemption (the "Redemption Price");

until, in each case, such time as all accumulated and unpaid dividends (whether or not declared) on the Series [ ] Preferred Securities shall have been paid in full for all dividend periods terminating on or prior to, in the case of clauses (i) and (ii), such payment, and in the case of clause (iii), the date of such redemption, purchase or acquisition.

            (d) The Company shall be treated as a partnership for United States federal income tax purposes and the Agreement and all resolutions of the members thereof shall, to the fullest extent permitted by the Delaware Limited Liability Company Act, Del. Code Ann. tit. 6 18-101 et seq. (the "Act"), be interpreted and construed accordingly. Consistent with such treatment, income of the Company equal to the amount of dividends accrued on the Series [ ] Preferred Securities will be allocated to the holders of the Series [ ] Preferred Securities; income in excess of such amount will be allocated to the holders of the Junior Interests.

            4. REDEMPTION. (a) The Series [ ] Preferred Securities are redeemable, at the option of the Company and subject to the prior consent of Protective, in whole or in part from time to time, on or after _________, upon not less than 30 nor more than 60 days' notice, at the Redemption Price. If a partial redemption would result in a de-listing of the Securities from the New York Stock Exchange, the Company may only redeem the Series [ ] Preferred Securities in whole.

            (b) Upon any repayment or prepayment of principal on the loans to Protective of the proceeds from the issuance and sale of the Series [ ] Preferred Securities and the Junior Interests (the "Series
[ ] Debentures"), the proceeds from such repayment of principal on the Series [ ] Debentures shall be applied to redeem the Series [ ]
Preferred Securities at the Redemption Price; provided that any such amounts may be reloaned to Protective or one of its subsidiaries, and not used for redemption, if at the time of each such loan, and as determined in the judgment of Protective, as Class A Interest Holder, and the Company's financial advisor (selected by the Class A Interest
Holder, and who shall be unaffiliated with Protective and shall be among the 30 largest investment banking firms, measured by total capital, in the United States at the time of the proposed new loan), (i) Protective is not in bankruptcy, (ii) Protective is not in default on any loan pertaining to Preferred Securities, (iii) Protective has made all required monthly payments of interest on all loans pertaining to any series of Preferred Securities for the immediately preceding [18] months, (iv) the Company is not in arrears on payments of dividends on any Preferred Securities, (v) Protective is expected to be able to make timely payment of principal and interest on such new loan, (vi) such new loan is being made on terms, and under circumstances, that are no less favorable than those that a lender would require for a similar loan to an unrelated party, (vii) such new loan is being made at a rate of interest sufficient to provide payments of interest equal to or greater than the amount of dividends that accrue on the Series [ ] Preferred Securities, (viii) such loan is being made for a fixed term that is consistent with market circumstances and Protective's financial condition, (ix) the senior unsecured long-term debt rating of Protective is rated not less than BBB- (or the equivalent) by Standard & Poor's Corporation or Baa3 (or the equivalent) by Moody's Investors Services,
Inc. (or if either of such rating organizations is not then rating Protective's senior unsecured senior unsecured long-term debt, the equivalent of such rating by any other "nationally recognized statistical rating organization," as that term is defined by the Securities and Exchange Commission for purposes of Rule 436(g)(2) under the Securities Act and any subordinated long-term debt of Protective or, if there is no such debt then outstanding, the Series [ ] Preferred Securities, are rated not less than BBB- (or the equivalent) by Standard
& Poor's Corporation or Baa3 (or the equivalent) by Moody's Investors Services, Inc. or the equivalent of either such rating by any other "nationally recognized statistical rating organization", (x) such new loan will not be convertible or exchangeable into any equity interest of or in the borrower or any of its affiliates, (xi) such new loan shall not pay any contingent or other interest determined by reference to, or otherwise participate in, the earnings or profits of the borrower; (xii) the interest payable on such new loan will not exceed [175%] of the dividend rate on the Series [ ] Preferred Securities and (xiii) the final maturity of such loan is not later than the [50th] anniversary of the issuance of the Series [ ] Preferred Securities.

            (c) Notwithstanding subparagraph (a) above, at any time after the issuance of the Series [ ] Preferred Securities, upon not less than 30 nor more than 60 days' notice, the Company may redeem the Series
[ ] Preferred Securities in exchange for subordinated debentures issued by Protective pursuant to the Subordinated Debenture dated __________ between Protective and ______ as trustee ("Series [ ] Debentures") having an aggregate principal amount and accrued an unpaid interest at the time of the exchange equal to the Redemption Price and interest rate thereon equal to the dividend rate on the Series [ ] Preferred Securities if Protective and the Company have received an opinion of independent nationally recognized legal counsel that, as a result of any change after the day before the date of the issuance of the Series [ ] Preferred Securities in U.S. law (including the enactment or imminent enactment of any legislation, the publication of any judicial decisions or regulatory filings or a change in the official position or in the interpretation or application of law or regulations), there exists more than an insubstantial risk that (i) Protective will be precluded from deducting the interest on such loan for federal income tax purposes or
(ii) the Company is subject to federal income tax with respect to the interest received on such loan or more than a de minimis amount of any other taxes. Furthermore, Protective shall have the right, upon not less than 30 nor more than 60 days' notice to redeem the Series [ ] Preferred Securities at the Redemption Price if Protective and the Company have received an opinion of independent nationally recognized counsel that, as a result of a change in law described above, there exists more than an insubstantial risk that Protective will be precluded from deducting the interest on such loan for federal income tax purposes even if the series of Preferred Securities were exchanged for the loans as described above.

            (d) Notwithstanding anything to the contrary contained herein, on or after the date of issuance of the Series [ ] Preferred Securities, the Company may, at its option, subject to the prior written consent of Protective, redeem the Series [ ] Preferred Securities in whole (but not in part), not less than 30 nor more than 60 days' notice, at the Redemption Price in the event there shall occur a change in law or regulation, or a written change in interpretation of law or regulation, by any legislative body, court, governmental agency or regulatory authority to the effect that (i) the Company is considered an "investment company" under the Investment Company Act of 1940, as amended (the "1940 Act"), or (ii) direct or indirect ownership of the Junior Interests would cause Protective to be considered an "investment company" under the 1940 Act.

            5. REDEMPTION PROCEDURE. (a) Notice of any redemption (a "Notice of Redemption") of the Series [ ] Preferred Securities will be given by the Company by mail to each record holder of Series [ ] Preferred Securities to be redeemed not fewer than 30 nor more than 60 days prior to the date fixed for redemption thereof. For purposes of the calculation of the date of redemption and the dates on which notices are given pursuant to this paragraph 5(a), a Notice of Redemption shall be deemed to be given on the day such notice is first mailed by first class mail, postage prepaid, to holders of record of the Series [ ] Preferred Securities. Each Notice of Redemption shall be addressed to the holder of record at the address of the holder appearing in the securityholder register of the Company. No defect in the Notice of Redemption or in the mailing thereof or publication of its contents shall affect the validity of the redemption proceedings.

            (b) In the event that fewer than all the outstanding Series [ ] Preferred Securities are to be redeemed, the Series [ ] Preferred Securities to be redeemed will be selected in accordance with paragraph 8 hereof. The Company may not redeem fewer than all the outstanding Series [ ] Preferred Securities unless all accumulated and unpaid dividends have been paid on all Series [ ] Preferred Securities for all monthly dividend periods terminating on or prior to the date of redemption.

            (c) (1) EXCHANGE FOR SERIES [ ] DEBENTURES. In the event of an exchange pursuant to paragraph 4(c), after the date fixed for any such exchange, (i) the Series [ ] Preferred Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee, as the record holder of the Series [ ] Preferred Securities, will exchange the global certificate or certificates representing the Series A Preferred Securities for a registered global certificate or certificates representing the Series [ ] Debentures to be delivered upon such exchange and (iii) any certificates representing Series [ ] Preferred Securities not held by DTC or its nominee will be deemed to represent Series [ ] Debentures having a principal amount equal to the stated liquidated preference of such Series [ ] Preferred Securities until such certificates are presented to PLC Capital or its agent for exchange.

            (2) REDEMPTION FOR THE REDEMPTION PRICE. If the Company gives a Notice of Redemption at the Redemption Price in respect of Series [ ] Preferred Securities, then, by 12:00 noon, New York time, on the redemption date, the Company will irrevocably deposit with The
Depository Trust Company funds sufficient to pay the applicable
Redemption Price and will give The Depository Trust Company irrevocable instructions and authority to pay the Redemption Price to the holders thereof. If Notice of Redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of holders of such Series [ ] Preferred Securities so called for redemption will cease, except the right of the holders of such Series [ ] Preferred Securities to receive the Redemption Price, but without interest, and such Series [ ] Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Series [ ] Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Series [ ] Preferred Securities is improperly withheld or refused and not paid either by the Company or by Protective pursuant to the Payment and Guarantee Agreement, dated ________, between Protective and the Company (the "Guarantee Agreement"), dividends on such Series
[ ] Preferred Securities will continue to accrue at the then applicable rate, from the original redemption date to the date of payment in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

            6. LIQUIDATION DISTRIBUTION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series [ ] Preferred Securities at the time outstanding will be entitled to receive out of the assets of the Company available for distribution to members, before any distribution of assets is made to holders of Junior Interests or any other class of limited liability company interests of the Company ranking junior to Series [ ] Preferred Securities as regards participation in assets of the Company, but together with the holders of every other series of preferred or preference limited liability company interests of the Company outstanding, if any, ranking pari passu with the Series [ ] Preferred Securities as regards participation in the assets of the Company ("Liquidation Parity Securities"), an amount equal, in the case of the holders of the Series [ ] Preferred Securities, to the aggregate of the stated liquidation preference of [$ ] per Series [ ] Preferred Security and all accumulated and unpaid dividends (whether or not declared) to the date of payment (the "Liquidation Distribution"). If, upon any such liquidation, the Liquidation Distributions can be paid only in part because the Company has insufficient assets available to pay in full the aggregate Liquidation Distribution and the aggregate maximum Liquidation Distributions on the Liquidation Parity Securities, then the amounts payable directly by the Company on the Series [ ] Preferred Securities and on such Liquidation Parity Securities shall be paid on a pro rata basis, so that

                 (i) (x) the aggregate amount paid as the Liquidation Distribution bears to (y) the aggregate amount paid as liquidation distributions on the Liquidation Parity Securities the same ratio as

                (ii) (x) the aggregate Liquidation Distribution bears to (y) the aggregate maximum liquidation distributions on the Liquidation Parity
                        Securities.

            7. VOTING RIGHTS. The Series [ ] Preferred Securities shall not have general voting rights but shall have the rights set forth in this paragraph 7. If (i) the Company fails to pay dividends in full on the Securities for [18] consecutive monthly dividend periods (whether or not there are legally available funds) for any period and as a result dividends on the Series [ ] Preferred Securities shall be in arrears in an aggregate amount equal to at least [ ] full monthly dividend payments; (ii) an Event of Default (as defined in the Series [ ]
Debentures) under the Series [ ] Debentures and is continuing; or (iii) Protective is in default on any of its payment or other obligations under the Guarantee Agreement (as defined herein), then the holders of a majority in liquidation preference of the outstanding Series [ ]
Preferred Securities, together with the holders of any other preferred or preference limited liability company interests in the Company having the right to vote for the appointment of a trustee in such event, acting as a single class, will be entitled, by ordinary resolution passed by the holders of a majority in liquidation preference (plus all accumulated and unpaid dividends per limited liability company interest) of such limited liability company interests present in person or by proxy at a separate general meeting of such holders convened for such purpose, to appoint and authorize a trustee to enforce the Company's rights as a creditor under the Series [ ] Debentures against Protective (including the acceleration of principal and accrued interest on the Series [ ] Debentures), enforce the obligations undertaken by Protective under the Guarantee Agreement and declare and pay dividends on the Series [ ] Preferred Securities. For purposes of determining whether the Company has failed to pay dividends in full for [18] consecutive monthly dividend periods, dividends shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative dividends have been or contemporaneously are declared and paid with respect to all monthly dividend periods terminating on or prior to the date of payment of such full cumulative dividends. Not later than 30 days after such right to appoint a trustee arises, the Class A Interest Holder will convene such meeting for the above purpose.
If the Class A Interest Holder fails to convene a general meeting within such 30-day period, the holders of 10% in liquidation preference (plus all accumulated and unpaid dividends per limited liability company interest) of the outstanding Series [ ] Preferred Securities and such other preferred or preference limited liability company interests will be entitled to convene such meeting. The provisions of the Agreement relating to the convening and conduct of the general meetings of Members will apply with respect to any such meeting. Any trustee so appointed shall vacate office, subject to the terms of such other preferred or preference limited liability company interests, immediately if the Company (or Protective pursuant to the Guarantee Agreement) shall have paid in full all accumulated and unpaid dividends on the Securities or such default or breach by Protective, as the case may be, shall have been cured.

            If any resolution is proposed for adoption by the Members of the Company providing for, or the Class A Interest Holder otherwise proposes to effect (it being understood, that the events described in paragraphs 6(iii) and (iv) hereof shall not be deemed to be a proposal by the Class A Interest Holder), (x) any variation or abrogation of the rights, preferences and privileges of the Series [ ] Preferred Securities, whether by way of amendment of the Agreement (as amended by this Action) or otherwise (including, without limitation, the authorization or issuance of any limited liability company interests of the Company ranking, as to participation in the profits or assets of the Company, senior to the Series [ ] Preferred Securities), (y) the liquidation, dissolution or winding up of the Company or (z) the modification of (i) Sections 7.1 of the Agreement which absolutely prohibits transfers of Common Interests, (ii) Section 3.3 of the Agreement which requires the holders of the Common Interests to contribute amounts to the Company such that the Common Interests represent at all times not less than 21% of all interests in the capital, income, gain, loss, deduction or credit of the Company and
(iii) Section 6.2 of the Agreement pursuant to which the Common Interest Holders agree to be personally liable for all debts of and claims against the Company (other than payments to holders of Preferred Securities in their capacity as such), then the holders of outstanding Preferred Securities of all series (and, in the case of a resolution described in clause (x) above which would equally adversely affect the rights, preferences or privileges of any Dividend Parity Securities or any Liquidation Parity Securities, such Dividend Parity Securities or such Liquidation Parity Securities, as the case may be, or, in the case of any resolution described in clause (y) or (z) above, all Liquidation Parity Securities) will be entitled to vote together as a class on such resolution or action of the Class A Interest Holder (but not on any other resolution or action), and such resolution or action shall not be effective except with the approval of the holders of 66-2/3% in liquidation preference (plus all accumulated and unpaid dividends) of such outstanding limited liability company interests; provided, however, that no such approval or ratification shall be required if the liquidation, dissolution and winding up of the Company is proposed or initiated upon the initiation of proceedings, or after proceedings have been initiated, for the liquidation, dissolution, or winding up of Protective.

            No vote or consent of the holders of the Series [ ]
Preferred Securities will be required for the Company to redeem and cancel Series [ ] Preferred Securities in accordance with the Agreement (as amended by this Action).

            The rights attached to the Series [ ] Preferred Securities will be deemed not to be varied by the creation or issue of, and no vote will be required for the creation of, any further series of Preferred Securities or any further limited liability company interests of the Company ranking pari passu with or junior to the Series [ ] Preferred Securities with regard to participation in the profits or assets of the Company. Holders of Series [ ] Preferred Securities have no preemptive rights.

            Any required approval of holders of Series [ ] Preferred Securities may be given at a separate meeting of such holders convened for such purpose, at a general meeting of Members of the Company or pursuant to written consent. The Company will cause a notice of any meeting at which holders of the Series [ ] Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Series [ ] Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and
(iii) instructions for the delivery of proxies or written consents.

            Notwithstanding that holders of Series [ ] Preferred Securities are entitled to vote or consent under any of the circum-stances described above, any of the Series [ ] Preferred Securities and any such other preference limited liability company interests entitled to vote with such Series [ ] Preferred Securities as a single class outstanding at such time that are owned by Protective or any entity owned more than 20% by Protective, either directly or indirectly, shall not be entitled to vote or consent and shall, for the purposes of such vote or consent, be treated as if they were not outstanding.

            8. BOOK-ENTRY-ONLY ISSUANCE; THE DEPOSITORY TRUST COMPANY. The Depository Trust Company ("DTC"), New York, New York, will act as securities depository for the Series [ ] Preferred Securities. The Series [ ] Preferred Securities will be issued only in the form of one or more fully-registered global securities representing in the aggregate the total number of Series [ ] Preferred Securities and registered in the name of Cede & Co. (DTC's nominee).

            Redemption notices shall be sent to Cede & Co. If less than all of the Series [ ] Preferred Securities are being redeemed, Series
[ ] Preferred Securities to be redeemed shall be determined in accordance with DTC's practice.

            DTC may discontinue providing its services as securities depository with respect to the Series [ ] Preferred Securities at any time by giving notice to the Company as provided in the agreement between the Company and DTC. Under such circumstances, in the event that a successor securities depository is not obtained, Series [ ] Preferred Security certificates are required to be printed and issued in definitive form. Any person receiving a definitive certificate representing Series [ ] Preferred Securities pursuant to this paragraph 8 shall be deemed to have paid for such Series [ ] Securities for purposes of Section 3.1(b) of the Agreement, and shall thereupon be admitted to the Company as a Member in accordance with Section 3.1(b) of the Agreement.

            IN WITNESS WHEREOF, the Class A Interest Holder has executed this Action as of the ____ day of _________, 1994.


                              By:  PROTECTIVE LIFE CORPORATION,
                                      as Class A Interest Holder



                                      By:______________________
                                          Name:
                                          Title:


Attest:_______________________
        Name:
        Title:


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